Exhibit 99.4(ww)

SELECTED DEALER AGREEMENT

This Selected Dealer Agreement (“Agreement”) is entered into as of _______________ 2020, by and between UBS Asset Management (US) Inc. (“We” or “Us”) and ________________ (“You”). We are the exclusive national distributor of the shares (“Shares”) of the investment companies listed on Schedule A hereto (each "a Fund," and collectively “the Funds”), each of which is registered under the Investment Company Act of 1940, as amended, (“1940 Act”) or is a series of a registered investment company. We understand that You wish to act as a Selected Dealer with respect to the Shares. You have represented that You are either a broker-dealer registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“1934 Act”), and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), or a “bank” as defined in Section 3(a)(6) of the 1934 Act (“Bank”) and are not required to register as a broker-dealer under the 1934 Act, at the time of each transaction subject to this Agreement.

In consideration of the mutual covenants stated below, You and We hereby agree as follows:

1.         Sale of Shares. Sales of Shares through You will be at the public offering price of such Shares (the net asset value of the Shares plus any sales charge applicable to such Shares (“Sales Charge”)), as determined in accordance with the then-effective prospectus or statement of additional information used in connection with the offer and sale of Shares (collectively, the “Prospectus”), which public offering price may reflect scheduled variations in, or the elimination of, the Sales Charge on sales of the Shares either generally to the public or in connection with special purchase plans, as described in the Prospectus. You agree that You will apply any scheduled variation in, or elimination of, the Sales Charge uniformly to all offerees in the class specified in the Prospectus.

2.         Orders. (a) You agree to purchase Shares solely through Us and only for the purpose of covering purchase orders already received from customers or for Your own bona fide investment. You also agree not to withhold any customer order so as to profit therefrom.

(b)       The procedures relating to the handling of orders shall be subject to instructions which We will forward from time to time to all selected dealers with whom We have entered into selected dealer agreements. The minimum initial order for each Fund shall be specified in the Fund’s Prospectus. All purchase orders are subject to acceptance of such orders by Us. We and the Funds reserve the right in our sole discretion to reject any order or to suspend the offering of Shares.

(c)       You shall be solely responsible for the accuracy, timeliness and completeness of any orders transmitted by You on behalf of Your customers by wire or telephone for purchases, exchanges or redemptions, and shall indemnify Us against any claims by Your customers as a result of Your failure to properly transmit their instructions. You are also solely responsible for ensuring that orders are placed only by properly authorized persons.

(d)       You represent that You only accept and transmit orders in compliance with the Fund(s)’ Prospectus and applicable federal securities law. You further represent that You will not transmit an order for purchase of shares of the Fund(s) on any day unless such order was received prior to 4:00 p.m. Eastern Time on such day.

3.         Transactions in Shares. (a) You agree that Your transactions in Shares of the Funds will be limited to (i) the purchase of Shares from Us for resale to Your customers at the public offering price then in effect or for Your own bona fide investment, (ii) exchanges of Shares between Funds, as permitted by the Funds’ Prospectus and in accordance with procedures as they may be modified by Us from time to time, and (iii) transactions involving the redemption of Shares by a Fund. Redemptions by a Fund will be affected in the manner and upon the terms described in the Prospectus and pursuant to any procedures that We provide to You from time to time. We will, upon Your request, assist You in processing such orders for redemptions.

(b)       You have entered into a separate written agreement to facilitate the transmission of information regarding customer accounts through the NETWORKING system of the National Securities Clearing Corporation (“NSCC”). You agree that each such account will be maintained through the NSCC’s NETWORKING system at one or more of the matrix levels 0, 1, 2, 3, and 4.

(c)       If You are a Bank, with respect to any and all transactions in Shares of the Funds pursuant to this Agreement, it is understood and agreed in each case that, unless otherwise agreed to by Us in writing: (i) You shall be acting solely as agent for the account of Your customer; (ii) each transaction shall be initiated solely upon the order of Your customer; (iii) We shall execute transactions only upon receiving instructions from You acting as agent for Your customer; (iv) as between You and Your customer, Your customer will have full beneficial ownership of all Shares; (v) each transaction shall be for the account of Your customer and not for Your account; and (vi) We will serve as a clearing broker for You on a fully disclosed basis, and You shall serve as the introducing agent for Your customers’ accounts.

4.         Offering Price. We shall accept orders only on the basis of the then-current offering price. You agree to place orders in respect of Shares immediately upon the receipt of orders from Your customers for the same number of Shares. Orders which You receive from Your customers prior to the time at which the applicable Fund prices its shares shall be deemed received by Us at that time if transmitted to Us in accordance with procedures that We provide to You from time to time. We will not accept from You a conditional order on any basis. All orders shall be subject to confirmation by Us.

5.         Suitability and Multiple Classes of Shares. (a) The Funds are generally offered in more than one class of Shares in accordance with each Fund’s Prospectus. You are responsible for determining whether a Fund is suitable for Your client and also for determining which class of that Fund’s shares is suitable for Your client. We will not determine the suitability of the Shares for Your client under any circumstances. Certain investors that are affiliated with Us and their families may have special purchase rights. Certain classes of Shares may be available only to certain groups of purchasers. Information concerning the availability of each class of Shares is found in the currently effective Prospectus for each Fund.

(b)       If You are a Bank, You further represent and warrant to Us that You will use Your best efforts to ensure that any purchase of Shares by Your customers constitutes a suitable investment for such customers. You shall not effect any transaction in, or induce any purchase or sale of, any Shares by means of any manipulative, deceptive or other fraudulent device or contrivance and shall otherwise deal equitably and fairly with Your customers with respect to transactions in Shares.

6.         Shareholder Communications. You agree to furnish the following shareholder communications material to Your customers after receipt from Us of sufficient quantities to allow mailing thereof to all of Your customers who are beneficial owners of any Shares: (a) a prospectus prior to or at the time such customer purchases Shares; (b) for any customer who so requests, a copy of the statement of additional information within the time dictated by regulatory requirements; (c) all proxy or information statements prepared for circulation to shareholders of record; (d) annual and semi-annual reports of the Funds; and (e) all updated prospectuses, supplements, and amendments thereto. It is Your obligation to ensure that all such information and materials are distributed to Your customers who purchase or own Shares, in accordance with securities (and, if applicable, banking) laws, rules and regulations.

7.         Shareholder Information. (a)  Agreement to Provide Information. You agree to provide the Fund, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by You during the period covered by the request.

(1)       Period Covered by Request. Requests must set forth a specific period, not to exceed 12 months from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 12 months from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(2)       Form and Timing of Response. You agree to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 5 business days, after receipt of a request. If the requested information is not on Your books and records, You agree to use reasonable efforts to (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the accountholder that the requested information will be provided directly to the Funds promptly; or (iii) if directed by the Fund, block further purchases of Fund Shares from such accountholder. In such instance, You agree to inform the Fund whether You plan to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(3)       Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without Your prior written consent.

(b)       Agreement to Restrict Trading. You agree to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(1)       Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(2)       Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by You.

(3)       Confirmation by You. You must provide written confirmation to the Fund that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)       Definitions. For purposes of this paragraph:

(1)       The term “Fund” includes the fund’s principal underwriter and transfer agent. The term not does include any (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short term trading of its securities and that such trading may result in additional costs for the fund.

(2)       The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by You.

(3)       The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by You in nominee name.

(4)       The term “written” includes electronic writings and facsimile transmissions.

8.         Compensation. (a) Any sales charges and commissions will be as set forth in the current Prospectus of each Fund and on Schedule B attached hereto or as might otherwise be agreed to in writing by the parties.

(b)       Where payment is due hereunder, We agree to send payment for commissions and service fees to Your address as it appears on our records. You must notify Us of address changes and promptly negotiate any disagreements with respect to such payments. Any such payments that remain outstanding for 12 months shall be void and the obligation represented thereby shall be extinguished.

(c)       With respect to shares of Funds that impose a contingent deferred sales charge (“CDSC”), We agree to compensate You at a specified rate as disclosed in Schedule B only on purchase payments for those that are subject to a CDSC at the time of investment. You understand that We are entitled to retain any CDSC deducted from redemption proceeds.

(d)       We reserve the right to modify all CDSC waivers at any time. We will promptly notify You of any modification thereto. We reserve the right to reclaim any commission payment from You if We determine that a CDSC waiver applied at the time of payment.

(e)       You are responsible for applying the correct sales charge to Your customers, as detailed in the current Prospectus for each Fund or as might otherwise be agreed to in writing by the parties.

(f)       There are no sales charges or commissions payable on the reinvestment of dividends and distributions.

(g)       You agree that You will not combine customer orders to reach breakpoints in commissions for any purpose whatsoever unless authorized by the Prospectus or by Us in writing.

9.         Settlement. Unless otherwise agreed, settlement shall be made at the offices of the Funds’ transfer agent within three (3) business days after Our acceptance of the order. If payment is not so received within ten (10) business days of our acceptance of the order, We reserve the right to cancel the sale or, at our option, to sell the Shares to the applicable Funds at the then prevailing net asset value. In this event, or in the event that You cancel the trade for any reason, You agree to be responsible for any loss resulting to the Funds or to Us from Your failure to make payments as aforesaid. You shall not be entitled to any gains generated thereby.

10.       Suspension of Sales; Amendments. We reserve the right in our discretion without notice to You to suspend sales or withdraw any offering of Shares entirely, to change the offering prices as provided in the Prospectus or, upon notice to You, to amend or cancel this Agreement or any Schedules to this Agreement. You agree that any order to purchase Shares placed by You, after notice of any amendment to this Agreement or any Schedules to this Agreement has been sent to You, shall constitute Your agreement to any such amendment.

11.       No Agency. You have no authority whatsoever to act as our agent or, except as noted below, as agent for the Funds, any other Selected Dealer or the Funds’ transfer agent and nothing in this Agreement shall serve to appoint You as an agent of any of the foregoing in connection with transactions with Your customers or otherwise. Notwithstanding the foregoing, You may act as agent on behalf of the Funds for the limited purpose of receiving orders from Your customers for the purchase or redemption of Fund shares. In that event, the time of receipt of a customer order for purposes of Rule 22c-1 under the Investment Company Act, as amended, will be the time You accept the order.

12.       Representations Concerning Funds; Liability. No person is authorized to make any representations concerning the Funds or their Shares except those contained in the relevant Prospectus and any such information as may be released by Us as information supplemental to the Prospectus. Further, no advertising or sales literature, as such terms are defined by FINRA, of any kind whatsoever will be used by You with respect to the Funds unless first provided to You by Us or unless You have obtained our prior written approval. If You should make any such unauthorized representation, You agree to indemnify the Funds and Us from and against any and all claims, liability, expense or loss in any way arising out of or in any way connected with such representation.

13.       Warranties. You make the following representations and warranties and agree to indemnify and hold Us, and each Fund, harmless against every loss, cost, damage or expense (including reasonable attorney’s fees and expenses) incurred by Us as a result of Your breach of such representations and warranties:

(a)       You are either (i) registered as a broker-dealer under the 1934 Act, and are licensed and qualified as a broker-dealer or otherwise authorized to offer and sell Shares under the laws of the jurisdictions in which the Shares will be offered and sold by You or (ii) You are a Bank;

(b)       If You are registered as a broker-dealer under the 1934 Act, You are a member in good standing with FINRA and agree to maintain such membership in good standing;

(c)       In selling Shares, You will comply with all applicable laws, rules and regulations, including the applicable provisions of the Securities Act of 1933, the 1934 Act, and the 1940 Act, the applicable rules and regulations of FINRA, any applicable banking laws, rules and regulations, and the applicable rules and regulations of the jurisdictions in which You sell any Shares directly or indirectly;

(d)       You will offer to sell Shares only to purchasers meeting the applicable eligibility requirements set forth in the Prospectus;

(e)       You agree not to offer for sale or sell Shares in any jurisdictions in which Shares are not qualified for sale or in which You are not qualified under the laws, rules and regulations of the jurisdiction to sell the Shares. We will inform You as to the states in which shares of the Funds have been qualified for sale under, or are exempt from the requirements of, applicable state securities laws;

(f)       If You are a Bank, You are not in violation of any banking law, rule or regulations as to which You are subject and that the transactions contemplated by this Agreement will not result in any violations of any banking law, rule or regulation;

(g)       If You are a Bank, You will not make shares of any Fund available to Your customers, including Your fiduciary customers, or accept any fees or compensation hereunder except in compliance with all federal and state laws, rules and regulations of regulatory agencies or authorities applicable to You, or any of Your affiliates engaging in such activity, including, without limitation, the Employee Retirement Income Security Act of 1974 and regulated rules, regulations and interpretations, which may affect Your business practices;

(h)       You affirm that You have procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information;

(i)         You represent that You are, and at all times while this Agreement is in force, in compliance with all legal and regulatory requirements that are applicable to You.  You represent that You are aware of and in compliance with the United States and applicable international laws and regulations relating to currency reporting and money laundering, including but not limited to the USA Patriot Act of 2001, the United States Bank Secrecy Act, FINRA Rule 3310 ("AML Laws") and implementing regulations and all applicable international anti-money laundering laws and regulations.  You also represent that You will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, to which You may become subject. In addition, You will cooperate to satisfy the AML due diligence policies of the Funds and UBS Asset Management (US), which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by Us to ensure compliance with AML Laws;

You represent that You are aware of and comply with the United States regulations administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC”) which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorists, supporters of terrorism and other prohibited parties.  You further represent that to the best of Your knowledge any entity or individual with which You transact business is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the "List"), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii)  You have implemented procedures, and will consistently apply those procedures, to demonstrate the foregoing representations and warranties remain true and correct at all times;

(j)        You acknowledge that the Fund(s) has adopted a policy not to permit market timers or frequent traders to invest in the Fund(s). You represent that You have procedures in place designed to detect and prevent market timing and frequent trading and shall take all necessary steps to prevent such activity, including preventing a customer from investing in the Fund(s);

(k)        We and/or the Fund(s) each reserves the right to conduct an audit of You and Your affiliates to monitor compliance with the terms of this agreement and the Fund(s)’ polices on the acceptance of orders for purchase or redemption and market timing. Such audit may be conducted by Us or our agent upon reasonable advance notice;

(l)        You, and any person acting on Your behalf, are familiar with and understands The Foreign Corrupt Practices Act, as amended, and any applicable anti-corruption laws and regulations (together the ‘Anti-Corruption laws’) and will not directly or indirectly pay, offer, give, or promise to pay or give any funds or anything of value received from this arrangement to any public officials or any person in violation of Anti-Corruption laws; and

(m)      You agree that You will not market, transfer or sell the Funds directly or indirectly to individuals or entities that are subject to economic sanctions or measures imposed by governments/international organizations, such as the United Nations, the European Union, the United States or Switzerland.

14.       Indemnification. (a) We will indemnify and hold harmless You, each of Your directors, officers, employees, and agents, and each person who is or may be deemed to be controlling, controlled by or under common control with You, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's fees) resulting from (i) our willful misconduct or negligence, or that of our agents and employees, as measured by industry standards, in the performance of, or failure to perform, our obligations under this Agreement; (ii) any violation of any law, rule, or regulation relating to the registration or qualification of shares of a Fund; or (iii) any untrue statement, or alleged untrue statement, of a material fact contained in any Fund's registration statement or any offering documents, sales literature, or marketing materials that We, a Fund or any of our affiliates provide to You, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that We will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of You or Your affiliates. Such right of indemnification will survive the termination of this Agreement.

(b)       You will indemnify and hold harmless Us, each of our directors, officers, employees, agents, and each person who is or may be deemed to be controlling, controlled by or under common control with Us, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's fees) resulting from (i) Your willful misconduct or negligence, as measured by industry standards, and that of Your agents and employees, in the performance of, or failure to perform, Your obligations under this Agreement; or (ii) any untrue statement, or alleged untrue statement, of a material fact contained in offering documents, sales literature, or marketing materials that You or any of Your affiliates produce and provide to customers without our prior written approval, or any omission, or alleged omission in such documents, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that You will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of Us or our affiliates. This right of indemnification will survive the termination of this Agreement.

(c)       If any action, suit, or proceeding is initiated against any party indemnified hereunder ("Indemnified Party") with respect to which such party intends to seek indemnification, the Indemnified Party will notify the other party ("Indemnifying Party") of such action, suit, or proceeding promptly after service of the summons or other first legal process. Such notice will be given by a means of prompt delivery that provides confirmation of receipt to the address detailed below under Section 17. The failure of the Indemnified Party so to notify the Indemnifying Party will relieve the Indemnifying Party of its indemnity obligation with respect to that action, suit, or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party; failure to give prompt notice will not relieve the Indemnifying Party of any liability that it otherwise may have to the Indemnified Party. The Indemnifying Party will be entitled to assume the defense of such action, suit, or proceeding. If the Indemnifying Party elects to assume the defense thereof and retains counsel, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, unless (1) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (2) the Indemnified Party has reasonably concluded that there may be legal defenses available to it or other Indemnified Parties that are different from, or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party) or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnifying Party or Parties. All such fees and expenses will be reimbursed promptly as they are incurred. An Indemnifying Party will not be liable for any settlement of any action or claim effected without its written consent, or, in connection with any proceeding or related proceeding in the same jurisdiction, for the fees and expenses of more than one separate counsel for all indemnified parties, except to the extent provided herein. The Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, or proceeding. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it, which fees and expenses will be payable to the Indemnified Party at such intervals as the parties may determine or upon the Indemnifying Party's receipt of a bill related thereto.

15.       Expenses. All expenses incurred in connection with Your activities under this Agreement shall be borne by You.

16.       Termination; Assignment. This Agreement will continue in effect unless terminated as provided herein. A party may terminate this Agreement without cause by giving the other party thirty (30) days’ written notice of its intention to terminate. Your expulsion from FINRA will automatically terminate this Agreement without notice. Your suspension from FINRA or a violation by You of applicable state and federal laws and rules and regulations of authorized regulatory agencies will terminate this Agreement effective upon notice received by You from Us. This Agreement shall not be assignable by either party without the advance written consent of the other party, and Your assignment without such consent shall result in the termination of this Agreement upon notice received by You from Us. Failure of any party to terminate the Agreement for any of the causes set forth in this Agreement will not constitute a waiver of that party’s right to terminate this Agreement at a later time for any of these causes.

17.       Choice of Law; Arbitration. This Agreement shall be construed in accordance with the laws of the State of New York. In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, such dispute will be settled by arbitration before arbitrators sitting in the Borough of Manhattan, New York, New York in accordance with the then existing FINRA Code of Arbitration Procedure ("FINRA Code"). The arbitrators will act by majority decision, and their award may allocate attorneys' fees and arbitration costs between the parties. Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. The parties agree that, to the extent permitted by the FINRA Code, the arbitrators will be selected from the securities industry.

18.       Notices. Any notice to You or to Us shall be duly given if mailed or telefaxed to the respective addresses set forth below:

UBS Asset Management (US) Inc. 1285 Avenue of The Americas New York, NY 10019-6114 Attn: John Challice (business matters) Phone – (212) 882-5018 Fax – (212) 882-5655	[Firm] (Address] Attn: Phone – Fax –

UBS Asset Management (US) Inc. One North Wacker Drive Chicago, IL 60606 Attn: Keith Weller (legal matters) Phone – (312) 525-7240 Fax – (312) 525-7490

19.       Severability. Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.

20.       Complete Agreement. This Agreement constitutes the entire agreement between the undersigned and supersedes all prior oral or written agreements between the parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized representative of the parties hereto.

UBS Asset Management (US) Inc.

Date:	By:

Name: John Challice

Title: Director

Date:	By:

Name: Michael Belasco

Title: Managing Director

The undersigned accepts Your invitation to become a Selected Dealer and agrees to abide by the foregoing terms and conditions.

Firm:

Date:	By:

Signature

Print Name		Title

Address

City	State	Zip

SCHEDULE A

LIST OF FUNDS

UBS U.S. Sustainable Equity Fund

UBS U.S. Small Cap Growth Fund

UBS Global Allocation Fund

UBS International Sustainable Equity Fund

UBS Dynamic Alpha Fund

UBS Municipal Bond Fund

UBS Total Return Bond Fund

PACE Global Fixed Income Investments

PACE Mortgage-Backed Securities Fixed Income Investments

PACE Intermediate Fixed Income Investments

PACE International Emerging Markets Equity Investments

PACE International Equity Investments

PACE Large Co Growth Equity Investments

PACE Large Co Value Equity Investments

PACE Municipal Fixed Income Investments

PACE Small/Medium Co Growth Equity Investments

PACE Small/Medium Co Value Equity Investments

PACE Strategic Fixed Income Investments

PACE Alternative Strategies Investments

PACE High Yield Investments

PACE Global Real Estate Securities Investments

UBS U.S. Allocation Fund

SCHEDULE B

COMMISSION AND SERVICE FEE INFORMATION

Class A Shares

Reallowance to Selected Dealers as a Percentage of Offering Price as set forth in each Fund’s current Prospectus.

Service Fees: 0.25% per annum based on the daily net assets of the Shares beginning immediately for purchases of $999,999 or less and beginning in the thirteenth month for purchases of $1,000,000 or more and paid monthly after the Share purchase for services provided to shareholders and/or the maintenance of shareholder accounts. These amounts will be paid to You only as and to the extent that We receive the payments from the applicable Funds.

Class P and Class Y Shares

Class P and Class Y shares do not pay ongoing distribution or service fees or sales charges. Only specific types of investors can purchase Class P and Class Y shares. Please refer to each Fund’s current prospectus for specific eligibility requirements.